Form 20-F | Integrated Media Technology Limited

Exhibit 4.45

Contract Number:

Zhenjiang Park

lease contract

Lessor: UnILOGIX (Zhenjiang) Supply Chain Co., Ltd

Lessee: SMART (Zhenjiang) Intelligent Technology Co., Ltd

Date of signing:

Place of signing: Zhenjiang, Jiangsu

Lease Contract

Lessor: Unilogix (Zhenjiang) Supply Chain Co., Ltd. ("Party A").

Lessee: Smart (Zhenjiang) Intelligent Technology Co., Ltd. ("Party B").

In accordance with the provisions of the Civil Code of the People's Republic of China and other relevant laws and regulations, on the basis of equality, voluntariness and legality, Party A and Party B have reached the following terms through friendly consensus on matters related to Party B's leasing of party A's designated area property, so as to jointly abide by it.

Article 1 The subject of the lease

Party A will be located at A2-1F-1, No. 68 Baili Road, Zhenjiang New District, Zhenjiang City (4,767 sqm, "Property 1"), A2-1F-2 (4,802 sqm, "Property 2"), A2-1F-3 (4,775 m2, "Property III"), A2- 1F-4 (4767 square meters, referred to as "Property IV") The house (hereinafter referred to as "the property") is leased to Party B for use, and the total rental area is 19111 Square meters. For details, please refer to Annex I, "Map of Leased Areas".

Article 2 Purpose of Leasing

1. The fire rating of the property is [Class C II], and Party B confirms that it has made an independent judgment on whether the property is suitable for Party B to conduct business before signing this contract.

2. Party B warrants that the property is only for [Production] purposes, and Party B shall not change the use without the prior written consent of Party A during the lease period.

Article 3 Lease Term

1. The lease term of Property 3 and Property 4 is 5 years from 1 August 2021 to 2026 July 30, 2021, with a minimum rental date of August 1, 2021 day.

2. The lease term of Property II is 5 years from 1 November 2021 to 10 October 2026 on 30 November, the minimum rental date is November 1, 2021.

3. The lease term of Property One is 5 years from 20 December 2021 December 19, 2026, with a minimum rental date of December 20 2021.

4. If the above rental start date needs to be advanced or postponed, the two parties will negotiate and sign a supplementary agreement.

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Article 4 Delivery and Acceptance of Property

1. The delivery date of the property is the commencement date, on the delivery date or other reasonable date otherwise notified by Party A, Party B shall dispatch personnel to go through the handover formalities with Party A, and at the time of handover, Party A and Party B shall jointly inspect the property and sign the Confirmation of Property Handover (see Annex II for details). If Party B does not dispatch any personnel to participate in the Handover on the Delivery Date or on another reasonable date otherwise notified by Party A, Party B shall be deemed to have accepted the delivery of the Property without reservation and fully accepted the Confirmation of Property Handover unilaterally signed by Party A.

2. Both Parties A and B agree to use the existing delivery standards of the property as the acceptance basis for Party A to deliver the property to Party B and Party B to return the property to Party A, and at the same time, Party B has inspected the property before signing this contract, and Party B confirms that the existing condition of the property is applicable to the production and operation requirements of Party B.

3. Except for major inconsistencies in the standard specifications of the property, Party B shall not refuse to accept the property and shall not refuse to sign the Confirmation of Property Handover; for the inconsistencies that need to be rectified, both parties shall confirm and sign the construction defect list in writing, and Party A shall rectify this. Except for any items in the construction defect list confirmed in writing by Party A and Party B, Party B's signature of the Confirmation of Property Handover or the occupation of the property proves that Party B accepts the property and that the property is in good condition at the time of occupancy.

Article 5 Lease fees and methods of payment thereof

1. The rental fee referred to in this contract includes rent and property service fee, and the rent standard for the first year of the lease period is 12.6 yuan / m2 / month (including tax, tax rate is 9%). The standard property service fee is 5.4 yuan / m2 / month (including tax, the tax rate is 6%), and the lease fee increases by 5% year by year during the contract period. If the national tax policy is adjusted during the lease period, the tax rate applicable to this contract shall be adjusted accordingly.

2. The lease fee is paid first and then used, paid first and then ticketed, and is paid in accordance with half a year, that is, every 6 months is a payment cycle, and the first lease fee should be 10 after the signing of this contract Paid intraday, the rental fee for each subsequent cycle is paid 10 days before the expiration of the previous cycle.

3. During the lease period, Party A gives Party B a lease discount totaling RMB 1,084,453.7, which will be apportioned during the lease period, as detailed in Annex III of the Lease Fee Table.

4. Each party designates the following accounts as receiving accounts.

	Party A	Party B
Payee
Account
Bank of accounts

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Article 6 Water and electricity and other public facilities

1. The water and electricity costs and public apportionment costs incurred by Party B during the lease period shall be paid by Party B according to the actual use data and the apportionment of public energy consumption, and if the government department adjusts the water and electricity fee standards, the water and electricity charges of this contract shall be adjusted accordingly. For details, please refer to Annex IV to this contract "Metering List of Utilities".

2. Collection standard: unit price of water and electricity in government departments * (actual use number + public energy consumption sharing); public energy consumption sharing number = (total meter reading of power companies - total amount of park table) * Actual leased area / park area, unit price electricity 0.91 yuan / kWh, water 5 Yuan/ton.

3. Regardless of whether this contract agrees to the contrary, the interruption or cessation of supply of public utilities shall not lead to the termination of this contract, and Party B shall not deduct the rental fee. Party A shall not be liable for damages suffered by Party B or its customers due to factors such as interruption or suspension of supply of public utilities.

Article 7 Lease Deposit

1. In order to ensure Party B's performance of the terms of this contract, Party B shall pay Party A RMB 343998 yuan (capitalized: THREE HUNDRED FORTY THREE THOUSAND AND NINE HUNDRED NINETY EIGHT DOLLARS ONLY) within 10 days from the date of signing this contract deposit. If Party B delays the payment of the security deposit for 30 days, Party A has the right to terminate this contract, and Party B shall pay Party A a liquidated damages equivalent to 20% of the total amount of the lease fee for the entire lease period under this contract. If Party B fails to pay the security deposit in full, it shall be deemed to be deferred payment.

2. If Party B has a breach of contract during the lease period, Party A has the right to deduct liquidated damages from the lease deposit in accordance with the contract or the provisions of the law, and Party B is obliged to immediately make up the lease deposit within 5 days from the date of Party A's notice of deduction of the security deposit. If the overdue payment is made, Party B shall pay a late fee to Party A at the interest rate of 3/1000 per day.

3. In addition to the non-refundable security deposit stipulated in this contract, if the lease contract is terminated or terminated, Party B shall refund the lease deposit to Party B without interest within 30 days after party B has completed the following procedures, otherwise Party A has the right to refuse to refund the lease deposit until Party B has completed the following procedures:

(1) Party B shall return the property to Party A according to the payment standard, and provide the confirmation of the return of the leased property signed by both Parties A and B;

(2) Party B pays the rent, property management fee, liquidated damages, and other expenses payable;

(3) Within 30 days after the termination or rescission of the lease contract, Party B shall complete all licenses, approvals or cancellations of the licenses or changes of addresses of the property for Party B (including the subleasers agreed by Party A) and its affiliates.

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Article 8 Rights and Obligations of the Parties

1. Party B shall purchase insurance that is valid for the duration of the lease and shall cover the full replacement cost of all property, goods and improvement facilities placed by Party B in the property, work-related injury insurance (the amount of which shall not be less than the minimum amount provided by law), and third-party liability insurance. All property insurance insured by Party B shall indicate that the insurance company has agreed to waive its subrogation claim and all rights arising from the assignment of the insured. If the insured property is owned by a third party (the "third party owner") and not by the party under this contract who is obligated to take care of all the risks of the property (the "Insured Party"), if the loss is caused by the other party in this contract or the loss is caused by any third party, in the event that the third party owner makes a claim against the other party to this contract, even if the third party owner does not make a claim against the insured party, the insured party shall induce its insurance company to directly indemnify the third party owner. After the insured party's insurance company has indemnified the third party owner, the insured party shall not (and cause its insurance company not to) claim subrogation or all other rights based on the assignment of the insured party against the other party to this contract. If the other party to this contract has made prior indemnification to the third party owner, the insured party shall or induce its insurance company to make full compensation (including legal and attorneys' fees) to the other party under this contract. Claims by third-party owners referred to in this section also include claims by the insurance company of the third-party owner based on subrogation rights and rights arising from the assignment of third-party owners. After the signing of this contract, once requested by Party A, Party B shall promptly submit a copy of the insurance policy or insurance contract purchased to Party A for retention.

2. Party B shall care for and reasonably use the leased property, shall not dismantle or damage the property structure and its ancillary equipment and facilities without authorization, if it is really necessary to change, it must obtain the written consent of Party A before it can be changed, and shall not affect the use and safety of the adjacent property, and the expenses incurred shall be borne by Party B.

3. Party B shall not use the leased property to carry out illegal activities, and shall not harm the legitimate rights and interests of Party A and other users.

4. Party B shall be responsible for the fire management and safe production operation and management of the leased property and actively cooperate with and comply with the fire control management and safety production management of Party A's common part. For details, please refer to Annex 5 "Fire Safety Responsibility Letter" and Annex 6 " Safety production operation management requirements and regulations ".

5. Except with the consent of Party A, Party B shall not set up or display advertisements, light boxes, signboard signs, decorations, flags, posters or other objects in the public parts of the leased property or outside the office building. When returning or vacating the Property, Party B shall remove all markings and repair, paint and/or replace the surface of the building to which the logos are attached. Party B shall obtain the necessary government approvals and permits for the markings and exterior decorations, and maintain them to keep them aesthetically pleasing and safe. If such marks infringe the rights and interests of Party A or any third party, Party B shall be liable for compensation and immediately corrected. All signs, decorations, advertising forms, blinds, curtains, and other window decorations or fences or other safety facilities that can be seen outside the property shall be installed with the consent of Party A and meet all aspects of Party A's requirements.

6. Without the consent of Party A, Party B shall not sublease, lend, exchange, etc. to deliver the leased property to a third party for use, otherwise Party A has the right to terminate the contract.

7. If Party B needs to increase the capacity of the property, Party B shall obtain the written consent of Party A or the property company, and Party B shall be responsible for the capacity increase fee and related capacity increase procedures.

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8. Party A has the right to formulate various management systems in the park and announce them to Party B on schedule, and Party B undertakes and abides by the relevant provisions of Party A's rules and regulations on housing use, property management and Party A's laws and regulations.

9. The provision by Party A to the Property Park, including but not limited to security, management personnel, mechanical and electronic anti-theft systems of any nature (if any), shall not constitute an obligation for Party A to be responsible for the security, custody and personal safety of the property in the business and office premises, and Party A shall not be liable for any inconvenience or loss caused or caused by Party B or any other person in the performance of its duties.

10. During the lease period, Party B shall make reasonable use of and take care of the property and its ancillary facilities. Party B shall be responsible for compensation, repair and maintenance of the property and its internal ancillary facilities due to damage, malfunction and daily maintenance. If Party B refuses to repair or maintain, Party A may repair and maintain on behalf of Party B, and the cost shall be borne by Party B and deducted from the security deposit in priority, and if the security deposit is not enough to cover Party A's losses, Party A has the right to continue to recover from Party B.

Article 9 Requirements for the use of property

1. Party A shall maintain the structure of the roof, foundation and façade of the building firm and well maintained, and repair the fire protection system. Party A is responsible for repairing hidden construction defects that cannot be discovered on the day of delivery of the property. However, Party A shall not be liable for abnormal losses and uninsured losses and damages caused by Party B and its agents and contractors, and Party B shall bear the losses by itself, and if Party A causes losses, party A shall also compensate Party A. Party A shall not be liable for repairs to damage not caused by Party A after the delivery of the property.

2. You shall keep the car park and other public areas outside the Property (including but not limited to driveways, walkways, greenery, and the grounds surrounding the Property) in good condition and in good condition.

3. Party B shall, at its own expense, repair, replace and maintain all other areas of the Property, improve facilities and systems intended solely for use by the Property (including, but not limited to, unloading tables, buffer blocks for unloading stations, lifting plates or lifting platforms, loading and unloading areas, warehouse doors, pipes, water and sewerage pipes up to the portion of the public connection, entrances, doors or lift doors, ceilings, windows, interior walls, interior walls, interior walls, glass or flat glass, special storefronts, or office area entrances, and heating, ventilation and air conditioning systems), However, damage caused by Party A's fault does not apply. The normal use function of the aforementioned part repaired and replaced by Party B shall be extended beyond the expiration of the lease term. Heating, ventilation, refrigeration and air conditioning systems and other mechanical and building systems for the use of the property shall be maintained at the expense of Party B. If Party B entrusts the repair obligation under this contract to a third-party contractor, the third-party contractor and its service scope shall be reasonably approved by Party A. Party B shall bear all costs for the repair or replacement of any part of the Property or Site and for repairs that are only beneficial to the Property, resulting from damage caused by it or its agents, contractors or invitees.

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4. Any changes, additions or modifications to the Property made by Party B or in the name of Party B (hereinafter referred to as "Party B's Alteration") shall be subject to the prior written consent of Party A. Party B shall ensure that all "Party B Alterations" comply with insurance requirements, legal requirements or requirements of the competent authorities, and bear all costs incurred as a result. All "Party B reconstructions" must be agreed by Party A in advance, Party B should achieve civilized and safe construction, and the main building materials used must also be confirmed by Party A. All major "Party B Alterations" or "Party B Alterations" that may affect or involve roofs, walls, foundations, floors, equipment systems, electronic systems, electrical systems, fire protection systems, ventilation systems or other systems shall be submitted to Party A for approval. Party A may supervise the construction of all "Party B's reconstructions". If Party A pays a third party the cost of reviewing the design drawings or specifications or supervising the construction due to "Party B's reconstruction", Party B shall make full compensation to Party A. Party A reviews the design drawings and specifications and supervises the construction for its own benefit only, and Party A has no obligation to ensure that such drawings and instructions or construction comply with insurance and legal requirements or the requirements of the competent authorities .. Party B shall ensure that the work injury insurance of the construction personnel who carry out the "Party B Reconstruction" and the engineering insurance and third party liability insurance of the "Party B Reconstruction" are satisfactory to Party A, and once Party A requests, Party B shall provide a copy of the insurance policy to protect Party A from personal injury compensation or property damage compensation during construction. The amount of such insurance and the insurer shall be satisfactory to you. Party B shall promptly pay all fees to the contractor and subcontractor who undertakes the "Party B Alteration" and ensure that the contractor and subcontractor do not have any priority or other prerogative over the "Party B Alteration". If Party A suffers any loss due to the contractor or subcontractor's claim of rights, Party B shall compensate Party A in full. When returning the Property, Party B shall remove all "Party B" and any improvements made by Party A or Party B between the date of delivery and the termination of the Lease Contract, unless otherwise agreed in writing that Party B may not make such removals. If Party A separately agrees in writing that Party B does not make such removals, "Party B's alterations" and improvements shall remain in the property as the property of Party A. Party B shall repair any damage caused by such removal.

5. Party B may set up facilities such as shelves, dumpsters, machinery and other facilities (collectively, "Commercial Facilities") in the ordinary course of its business, provided that such commercial facilities shall not alter the essential characteristics of the Property, not overload or cause damage to the Property, and such facilities may be removed without causing damage to the Property, and such construction, establishment and installation shall comply with all legal requirements and the foregoing requirements of Party A. Party B shall remove its commercial facilities and repair any damage caused by the removal.

Article 10 Return of Leased Property

1. Upon termination or rescission of this contract, Party B shall return the restored property and keys to Party A within 5 days from the date of Party A's notice of contract or termination, and sign the Confirmation of Property Withdrawal (see Annex VII for details). ）. If Party B fails to move out of the leased site or refuses to sign the Confirmation of Property Withdrawal within the time limit, Party B shall pay Party A an occupancy fee of three times the daily lease fee for each overdue day, and if Party A delays in delivering the property to the new tenant and bears liquidated damages, as well as other losses caused by Party A, Party B shall compensate. At the same time, Party B will be deemed to have automatically waived the property rights or use rights of the property, facilities and equipment, and Party A has the right to deal with this, and Party B shall not raise any objections.

2. If the structural condition of the property returned by Party B is different from the structural condition of the property at the time of delivery by Party A, or if the building structure, fire protection system and other facilities or equipment provided by Party A are damaged, Party B shall be responsible for restoring the original state or compensating for the loss, and shall bear all related costs, and Party A shall have the right to restore itself and deduct the cost of restoration from the security deposit and such restoration If the security deposit is not sufficient to cover Party A's losses, Party A has the right to continue to recover from Party B for reasonable losses such as lease costs arising from the maintenance period.

3. During the lease period, if any part of the property is to be recovered in accordance with government laws, ordinances or regulations, this contract will be terminated upon Party A's written notice, and the lease fee will be calculated until the date on which Party B moves out and goes through the procedures for returning the property, as described in Article 10 of this contract.

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Article 11 Renewal of Lease

1. At the expiration of the lease period, Party A has the right to reclaim the property; if Party B intends to renew the lease, it must submit a written renewal letter to Party A 3 months before the expiration of this contract, and Party B enjoys the right of first refusal under the same conditions, and after the two parties reach a consensus, Party A and Party B re-sign the lease contract.

2. If Party B does not issue a written lease renewal letter to Party A 3 months before the termination date of the lease period, Party A may be deemed that Party B will not renew the lease, in which case Party A or its authorized representative has the right to accompany a third party with the intention to rent to enter the leased property without affecting Party B's normal office without affecting Party B's normal office.

Article 12 Termination of Contract and Liability for Breach of Contract

1. If Party B has any of the following circumstances, Party A has the right to unilaterally terminate this contract at any time, the lease deposit paid by Party B will not be refunded, and Party B shall pay Party A a three-month lease fee as liquidated damages.

(1) Party B terminates this contract without authorization during the lease period without authorization under circumstances other than those stipulated in this contract;

(2) Failure to pay the lease fee after the deadline exceeds 20 days or is still not paid after being reminded twice by Party A;

(3) Party B changes the use of the property without the consent of Party A and fails to complete the rectification within 10 days or within a reasonable period of time notified by Party A after being notified by Party A, or the rectification still does not meet the lease purposes stipulated in this contract;

(4) Party B subleases the leased property or transfers its rights and obligations to others without the written consent of Party A

(5) Party B uses the property for any illegal purpose;

(6) If Party B renovates the property without the consent of Party A or causes damage to the main structure of the property due to Party B's reasons, and fails to repair it within a reasonable period of time after Party A's written notice;

(7) Where there are legal circumstances of rescission.

2. If Party A has any of the following circumstances, Party B has the right to unilaterally terminate this contract, and Party A double refunds the lease deposit and pays Party B's three-month lease fee as liquidated damages.

(1) The property delivered by Party A does not conform to the provisions of this contract, and Party A still cannot achieve the purpose of leasing after two rectifications;

(2) The property delivered by Party A has major defects, seriously endangers the safety of Party B's personal and property, and has not been eliminated after Party A has made two rectifications;

(3) Party A terminates this contract without authorization during the lease period and reclaims the property in advance under circumstances other than those stipulated in this contract.

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3. If Party B's payment of the lease fee is more than three days overdue, For each overdue day, Party B shall pay Party A a liquidated damages of three-thousandths of the total amount overdue, and the liquidated damages shall be paid together with the arrears of payment. If Party B is more than 10 days overdue, Party A shall also have the right to stop the supply of water and electricity to the property from the eleventh day, and all the consequences caused therefrom shall be borne by Party B, and the period during which Party A stops supplying water and electricity shall not affect Party A's right to collect rent, property management fees and other fees from Party B during this period.

4. Both parties confirm that during the period when Party B owes rent, property management fees and other expenses, Party B shall not transfer the goods and property placed in the property out of the rental property without the approval of Party A.

5. If Party B withdraws the lease in advance during the lease period, Party B shall pay Party A the rental concessions that have been enjoyed, and the lease concessions that have not been enjoyed shall no longer be enjoyed.

6. Both parties shall issue corresponding receipts for the liquidated damages they each collect.

Article 13 Force Majeure

1. The term "force majeure" as used in this contract refers to the objective circumstances that the two parties cannot foresee, avoid and cannot overcome when signing the contract, including natural events, such as floods, wind disasters, droughts, earthquakes, etc., social events such as wars, blockades, strikes, etc., and government acts such as government bans, expropriations, expropriations, etc.

2. If a force majeure event occurs and causes partial or total performance of this contract, the party suffering from force majeure shall promptly notify the other party and provide valid supporting documents, in which case the two parties shall not be liable for breach of contract. One or both parties affected by force majeure are obliged to take positive measures to avoid an increase in loss, otherwise the loss of the enlarged part shall not be incurred Exclusion of liability for breach of contract.

3. The payment obligations under this contract shall not be affected by force majeure and shall not be delayed due to force majeure.

Article 14 Notification and Service

1. The address and contact information contained below in this contract are the address and contact information agreed upon by the parties, and if there is any change, one party shall promptly notify the other party, otherwise it shall be deemed to have not changed, and the notice issued by one party and the documents related to the contract shall be deemed to have received the legal document once it is served at this address, and this notice shall apply to judicial service (including litigation and arbitration).

	Party A	Party B
Contact
Contact number
Email address
Contact address

2. Party A has the right to choose to post all of the above notices on the doors, windows or walls of the property, and such notice shall be deemed to have been served to Party B upon posting and shall be deemed to have been known to Party B.

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Article 15 Dispute Resolution

Disputes relating to this contract shall be resolved by the parties through friendly consultation. If the settlement fails through consultation, both parties agree to submit it to the people's court where the property is located for litigation settlement.

Article 16 Other Provisions

1. This contract shall enter into force from the date of signature and seal of both parties.

2. For matters not covered by this contract, a separate supplementary agreement may be signed upon mutual agreement between the parties A and B. The Supplementary Agreement (if any) is a valid part of this Contract, and if there is any inconsistency between the Supplementary Agreement and the provisions of this Contract, the Supplementary Agreement shall prevail.

3. The contract attachment is a valid part of this contract and has the same legal effect as the body of the contract.

4. The original of this contract shall be made in duplicate, and both parties shall hold two copies of each contract, which shall have the same legal effect.

[The following is no text, for the signing page of this contract].

Party A (seal): Legal Representative:

(Authorized representative)

Date:

Party B (seal): Legal Representative:

(Authorized representative)

Date:

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Annex I: Schematic diagram of the leased area

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Annex II: Confirmation of Property Handover

Confirmation of Property Handover

Lessor: (hereinafter referred to as Party A).

Lessee: (hereinafter referred to as Party B).

1. On the day of the month of january (i.e., the date of the rental fee), the parties hand over the house located in the [ ] Park [ ] unit (hereinafter referred to as "the property") for sale to Party B for use, and the rental area is [ ] square meters.

2. Both Parties A and B confirm that the leased property, the leased property and supporting equipment and facilities are in good condition, in line with the agreed state of the two parties and meet the lease purpose.

3. The parties confirm that the property information is as follows:

1). Hydroelectric readings are as follows:

Meter readings
Water meter readings

2). The property facilities are as follows:

facility	quantity	state	value
Fire fighting facilities
...
...

3). Other

Party A: Party B:

Contact: Contact:

Title: Title:

Date: Date:

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Annex III: Schedule of Rental Fees

Property 3, Property 4 Lease Fee Table

A2-1F-3、4	Rental Period	Area(m2)	Current Period Expenses (RMB)	Discount Amount (RMB)	Amount payable (RMB)
1st year	Phase I
Phase II
2nd year	Phase I
Phase II
3rd year	Phase I
Phase II
4th year	Phase I
Phase II
5th year	Phase I
Phase II
Total	——

1. Rental fees from August 1, 2021 to July 30, 2026 is as follows (Tax included):

Time	Area(m2)	Rental fee (YUAN/m2/month)	Property management fee (YUAN/m2/month).	Monthly rental fee (RMB)
1st year
2nd year
3rd year
4th year
5th year

Property 2 Lease Fee Table

A2-1F-2	Rental cycle	Area(m2)	Current Period Expenses (RMB)	Discount Amount (RMB)	Amount payable (RMB)
1st year	Phase 1
Phase II
2nd year	Phase 1
Phase II
3rd year	Phase 1
Phase II
4th year	Phase 1
Phase II
5th year	Phase 1
Phase II
total	——

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1. Rental fees from November 1, 2021 to October 30, 2026 are as follows (Tax included):

Time	Area(m2)	Rent (YUAN/m2/month).	Property management fee (YUAN/m2/month).	Monthly rental fee (RMB)
1st year
2nd year
3rd year
4th year
5th year

Property 1 Lease Fee Table

A2-1F-1	Rental cycle	Area(m2)	Current Period Expenses (RMB)	Discount Amount (RMB)	Amount payable (RMB)
1st year	Phase 1
Phase II
2nd year	Phase 1
Phase II
3rd year	Phase 1
Phase II
4th year	Phase 1
Phase II
5th year	Phase 1
Phase II
total	——

2. Rental fees from December 20, 2021 to December 19, 2026 are as follows (Tax included):

Time	Area(m2)	Rent (YUAN/m2/month).	Property management fee (YUAN/m2/month).	Monthly rental fee (RMB)
1st year
2nd year
3rd year
4th year
5th year

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Annex IV: Utility Meter

Utility Meter

1. Water charges

Reading time:       Year       Month       Day

Last water meter reading	This time the water meter reads	Number of uses	Apportionment	unit price	total

2. Electricity charges

Reading time:       Year       Month       Day

Last meter reading	This meter reading	Number of uses	Apportionment	unit price	total

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Annex V: Fire Safety Responsibility Letter

Fire Safety Responsibility Letter

According to the provisions of the Fire Protection Law of the People's Republic of China (hereinafter referred to as the Fire Protection Law) and the Rules for the Management of Fire Safety in Warehouses (hereinafter referred to as the Administrative Provisions). In order to ensure that the park does not occur fire risk and eliminate fire risks, the park tenant fire safety responsibility letter is specially formulated, and the natural fire prevention responsible person of the tenant responsible person in the leased property area is determined, and its responsibilities are as follows:

1. Establish a fire safety team in the area with the person responsible for fire prevention as the leader and the property users participate together, and conscientiously implement the fire protection regulations and provisions such as the Fire Protection Law and the Management Regulations.

2. The person responsible for fire prevention shall often guide the property user to establish fire prevention awareness.

3. Equipped with necessary fire fighting equipment and equipment, regular inspection and maintenance, and replace the materials to be replaced before the end of the validity period or after use.

4. Regularly organize property users to learn fire knowledge and escape and self-help skills after the fire alarm, so that the property industry users can master and use the fire fighting facilities and equipment equipped.

5. Regularly inspect and summarize the internal fire control work of the property, and actively cooperate with the relevant fire supervision authorities and lessors to inspect and supervise the fire control work in the area.

6. Have the obligation to participate in and mobilize property users to participate in fire drills and publicity activities organized by the fire department or the property management department of the park.

7. Organize the initial fire fighting and guide safe evacuation in an emergency, and obey the unified command of the on-site commander when the fire occurs.

8. It is responsible for protecting the scene of fire accidents and assisting public security fire departments in investigating the causes of fire.

9. Have the due powers, obligations and corresponding legal responsibilities of the person responsible for fire safety stipulated by the state. In order to ensure the effective implementation of this liability letter, the property management department of the park has the right to point out and request correction if it is found that there is fire risk or fire risk hidden danger in violation of the above provisions; this liability letter shall take effect from the date of signature and affixing the official seal to the termination of the lease.

This letter of responsibility is signed together with the lease contract, and each copy has the same legal effect.

Management unit (Seal):	Responsible unit (Seal):
Responsible Person:	Responsible Person:
Tel:	Tel:
Date:	Date:

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Annex VI: Safety production operation management requirements and regulations

Safety production operation management requirements and regulations

During the lease period, Party B shall continuously strengthen the safety production management of the enterprise, earnestly perform the main responsibility of the enterprise safety production, comply with the "Safety Production Law", "Fire Protection Law" and "Hazardous Chemical Safety Management Regulations" and other laws and regulations, standards and regulations and various safety management systems and regulations formulated by Party A, and conscientiously perform the work and responsibilities related to safety production required by this Annex and relevant applicable laws and regulations:

1. Establish a safety production responsibility system. The main person in charge of the enterprise (referring to the legal representative of the enterprise, the actual controller and other main responsible persons for the production and operation of the enterprise) is the first responsible person for the safe production of the enterprise, and is responsible for the overall responsibility for the safety production work and the assessment of the safety production situation. Clarify the scope of safety production responsibility and assessment standards of the main responsible person, the person in charge, the functional departments, the management personnel at all levels, the engineering and technical personnel and the post operators, have the corresponding safety production knowledge and management capabilities, and match the corresponding positions, businesses and positions.

2. Establish safety production management institutions and personnel. Party B shall set up a safety production management organization or appoint a full-time safety production management personnel, and the safety production management institution and safety production management personnel shall scrupulously perform their duties and perform their duties according to law.

3. Establish and improve the safety production management system and operating procedures. Strictly manage operation permits, strengthen supervision of the operation process, timely check and manage potential safety hazards, standardize the safety operation standards of each job, establish and improve the emergency rescue system, timely revise and improve emergency rescue plans for various accidents, establish rescue teams, and organize regular drills. Especially for safety incidents or work injuries, on-site control measures should be taken at the first time to control the development of the situation, minimize the impact on the operation of the park, and avoid social impact.

4. Strengthen education and training in safe production and occupational health. The main person in charge, safety management personnel and special operations personnel of the enterprise must regularly participate in statutory training and hold a certificate to take up their posts. Standardize the organization of employees to participate in statutory pre-job safety education, pre-job safety education for adjusting jobs or re-entering the post, and regular safety production training. Educate and urge employees to strictly implement the safety production rules and regulations of the unit and the safety operation norms, and improve the awareness of self-protection.

5. Comply with safety production conditions on the workplace. The workplace is set up in accordance with national standards and industry standards for the corresponding explosion-proof, pressure relief, lightning protection, anti-static, fire extinguishing, anti-toxic, ventilation, noise reduction, cooling, anti-leakage, moisture-proof and anti-corrosion, protective embankment or isolation operation and other safety implementation, equipment, and maintenance, maintenance, testing and recording in accordance with the requirements of the specifications Guaranteed compliance with safe operation requirements. Formulate facility and equipment safety management system, including but not limited to forklift safety, vehicle safety, loading and unloading safety, public equipment safety, etc.; and regularly inspect and audit to ensure the safe operation of facilities and equipment. Especially for forklift driving, vehicle driving control, loading and unloading area worker operation safety, the formulation of safety systems and the adoption of technical precautions to eliminate safety risks.

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6. Safety production hazard notification. The risk factors, protective measures and emergency measures that may be produced in the production process and the work site should be truthfully informed to the practitioners. Party B shall set up obvious safety warning signs on production and business sites and related facilities and equipment with relatively large risk factors.

7. Production safety incidents. In the event of a casualty accident, Party B shall immediately activate the accident emergency plan or take effective measures to organize rescue to prevent the expansion of the accident hazard and reduce casualties and property losses. In accordance with the provisions of the "Regulations on the Reporting and Investigation and Handling of Production Safety Accidents" and other laws, regulations and regulations, timely report to Party A, the local safety production supervision and management department and relevant government functional departments; properly protect the accident site and relevant evidence, and actively cooperate with relevant departments to investigate and deal with the accident.

8. Hidden danger investigation and governance. Party B shall carry out hidden danger investigation and management work in accordance with laws and regulations and the relevant requirements of the State Council, provinces and municipalities and other departments at all levels, and Party B shall take technical and management measures to timely discover and eliminate hidden dangers of accidents. The investigation and management of potential accident hazards shall be truthfully recorded, reported and reported in accordance with national and local requirements.

9. Ensure the labor safety of employees. Carry out safety production education and training for employees, provide facilities, equipment and utensils needed for safe production, and must not command or force risky operations in violation of regulations. Fulfill the requirements of national labor laws and regulations and the Law on the Prevention and Control of Occupational Diseases.

10. Establish a dangerous goods management system. Operations related to dangerous goods must implement relevant laws, regulations and national standards or industry standards, establish a special safety management system, adopt reliable safety measures, and accept the supervision and management implemented by the relevant competent departments in accordance with law. Register and file, conduct regular testing, assessment, monitoring, and formulate emergency response plans to inform practitioners and relevant personnel of emergency measures that should be taken in emergency situations. In accordance with the "Regulations on the Safety Management of Hazardous Chemicals", national and local laws and regulations, and the requirements of the regulations, the safety production supervision and management department and the relevant government functional departments shall be declared and filed in a timely manner.

11. The use of the property and the destruction of the structure of the building shall not be arbitrarily changed, and safety regulations shall not be violated when laying or decorating water, electricity, coal, gas, lines or pipelines. Production processes, equipment and dangerous goods that have been explicitly eliminated by the state and local governments must not be used; special equipment must not be manufactured, installed or transformed in violation of the law, or special equipment must be used in violation of the law.

Party B:

Legal Representative:

Date:

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Annex VII: Confirmation of Property Withdrawal

Confirmation of Property Withdrawal

Lessor: (hereinafter referred to as Party A).

Lessee: (hereinafter referred to as Party B).

1、On the     day of     , (i.e., the date on which the lease fee is terminated), the party's hand over the house located in the [ ] Park [ ] unit (hereinafter referred to as "the property") for sale to Party B, and the rental area is [ ] square meters.

2、The parties confirm that the following conditions exist on the property:

facility	quantity	Return status	value	Amount of compensation
Fire fighting facilities
...
...

3、Party B acknowledges that there shall be no dispute between the parties from the date of handover and that Party B shall not require Party A to assume any liability for any reason.

4、Party A returns the deposit to Party B in yuan (capitalization: yuan).

5、Others....

Party A (with seal):	Party B (with seal):
Contact:	Contact:
Title:	Title:
Date:	Date:

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